EXHIBIT 99.2


                    BOOTS & COOTS INTERNATIONAL WELL CONTROL
                      FISCAL 2001 P&L SENSITIVITY ANALYSIS
                                    ($000'S)


The following profit and loss scenarios for fiscal year 2001 are for purposes of illustration only of the potential impact on profit and loss of potential WellSure events and the volatility that may affect the Company's future financial performance. For purposes of illustration, the scenarios range from Case 1, which generally reflects the continuation of preliminary fiscal 2000 financial performance; Case 2, which generally reflects increased market activity without the effect of WellSure blowouts; Case 3, which generally reflects the addition of a WellSure land based blowout and increases in WellSure market share; and Case 4, which generally reflects the addition of two WellSure land based blowouts and larger increases in WellSure market share. These scenarios are based upon a number of assumptions that may not be accurate or complete, but which management believes are within a reasonable range. For example, WellSure events may not occur, or if they occur, they may not result in the profit and loss impacts set forth in the scenarios; increases in market share may not materialize due to competition, lack of market acceptance, and other reasons; market activity may not increase due to declining prices or, if it increases, the Company's activity may not increase proportionately or at all; improvements in contribution margins, and operating and general administrative cost increases relative to activity and the like, may be under or overstated and can be affected by a number of factors that cannot be predicted.

These scenarios and their assumptions are forward looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that all forward-looking statements involve risks and uncertainties which may cause actual results to differ from anticipated results, including, without limitation, for the reasons stated above.

                                                     -------------------------------
                                                       -------- FISCAL 2001 -------
                                                     -------------------------------
                                                      CASE     CASE    CASE    CASE
                                                       1        2       3       4
                                                     -------------------------------

REVENUES                                             24,592   32,661  52,129  71,597
Cost of Goods Sold                                    8,413    9,982  23,128  36,274
                                                     -------------------------------
  Contribution Margin                                16,179   22,679  29,001  35,323

Operating Costs                                       9,588    9,588  10,067  10,571
                                                     -------------------------------

GROSS PROFIT                                          6,591   13,091  18,934  24,752

General and Administrative Expense                    5,596    6,396   6,716   7,052
                                                     -------------------------------

OPERATING INCOME (EBITDA)                               995    6,695  12,218  17,701

Interest & Other Expense                                992      992     992     992
Depreciation & Amortization                           2,724    2,724   2,724   2,724
                                                     -------------------------------

NET INCOME BEFORE PREFERRED STOCK DIVIDENDS          (2,721)   2,979   8,502  13,985

Preferred Stock Accretion and Dividend Requirement    2,873    2,873   2,873   2,873
                                                     -------------------------------

NET INCOME TO COMMON SHAREHOLDERS                    (5,594)     106   5,629  11,112


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                    BOOTS & COOTS INTERNATIONAL WELL CONTROL
                      FISCAL 2001 P&L SENSITIVITY ANALYSIS

Model  Assumptions

            Case  1
            -------
Reflects the continuation of preliminary fiscal 2000 financial performance which reflects the continuation of operating activity levels in line with revenue and contribution margins experienced in fiscal 2000. The company's preliminary financial results for fiscal 2000 indicate total revenues of approximately $24 million with a contribution margin of approximately $13 million. After non-recurring charges for restructuring activities and provisions for discontinued operations, the company's preliminary fiscal 2000 results show a operating loss (EBITDA) of approximately $5.7 million and a net loss to common shareholders of approximately $22 million..

            Case  2
            -------
1.     Generally  assumes  a  restoration  of  trade  liquidity.
2. The company's well control activities assume a general 25% market activity increase and $2.1million increase from commencement of North African contract and services.
3. The company's special services activities assume an increase from strategic pricing initiatives, an increase in subcontractor based revenue from improved trade liquidity, and an expansion of service in the semi-conductor market.
4. The company's risk management and prevention services' fees assume market renewal price increases, a 20% activity increase, an increase in service fees from new clients from improving brokerage access to the Wellsure program, and comparable post-event general contracting revenues to fiscal 2000.
5. Operating expenses are assumed to decrease $900,000 from fiscal 2000 levels due to cost rationalizations and tighter controls on operating activities.
6. G&A expenses are assumed to decrease $600,000 from fiscal 2000 levels due to cost cutting initiatives previously enacted.

            Case  3
            -------
1. Assumes one additional land based blowout from existing Wellsure client base occurs during the year.
2. Assumes that the company's Wellsure program captures an additional 10% of the market for control-of-well insurance and that company is engaged as general contractor for the well control events historically associated with the activity from that market share.
3. Assumes operating costs increase by 5% in response to higher operating activity.
4. Assumes G&A costs increase by 5% in response to higher operating activity.

            Case  4
            -------
1. Assumes two additional land based blowouts from existing Wellsure client base occurs during the year.
2. Assumes that the company's Wellsure program captures an additional 20% of the market for control-of-well insurance and that company is engaged as general contractor for the well control events historically associated with the activity from that market share.
3. Assumes operating costs increase by 10% in response to higher operating activity.
4. Assumes G&A costs increase by 10% in response to higher operating activity.


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